UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/10/2008

ANESIVA, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50573

Delaware	77-0503399
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

650 Gateway Boulevard
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)

(650) 624-9600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 5, 2008, Anesiva, Inc. ("Anesiva") amended its warrants to purchase common stock of Anesiva with Compass Horizon Funding Company LLC, CIT Healthcare LLC, and Oxford Finance Corporation (collectively, the "Lenders"). The warrants were amended to reduce the number of shares of common stock purchasable pursuant to each warrant such that the aggregate number of shares was reduced from 1,790,082 shares to 1,193,388 shares.

The foregoing is a summary of the warrant amendments. It is qualified in its entirety by the text of the form of warrant amendment, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2008.

Item 1.02.    Termination of a Material Definitive Agreement

On November 10, 2008, Anesiva and the Lenders entered into a letter agreement (the "Letter Agreement") under which Anesiva paid the remaining $20.9 million in principal, interest and terminal fees under the loan and security agreement ("the Agreement"), dated as of September 30, 2008, between the Lenders and Anesiva. Under the terms of the Letter Agreement, upon the receipt of funds by the Lenders, the Agreement was terminated and neither party has any further obligations thereunder, other than indemnity obligations.

The foregoing is a summary of the Letter Agreement. It is qualified in its entirety by the text of the letter, a copy of which will be filed as an exhibit to Anesiva's annual report on Form 10-K for the year ended December 31, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANESIVA, INC.

Date: December 10, 2008	By:	/s/ Jean-Frederic Viret
Jean-Frederic Viret
Vice President and Chief Financial Officer